UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 29, 2015

Lakes Entertainment, Inc.

_____________________________________________

(Exact name of registrant as specified in its charter)

Minnesota	0-24993	41-1913991

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

130 Cheshire Lane, Suite 101, Minnetonka, Minnesota	55305

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(952) 449-9092

Not Applicable

_________________________________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07     Submission of Matters to a Vote of Security Holders

Lakes Entertainment, Inc.’s (“Lakes”) annual meeting of shareholders was held on July 29, 2015 in Minneapolis, Minnesota, at which Lakes shareholders voted on the following:

Proposal One: A proposal to elect five (5) directors of Lakes for a term until the next Annual Meeting of shareholders, or until his successor is elected and shall have been qualified.

Director	Votes For	Votes Withheld	Broker Non-Votes
Lyle A. Berman	7,326,336	187,406	3,391,971
Timothy J. Cope	7,062,132	451,610	3,391,971
Neil I. Sell	7,065,098	448,644	3,391,971
Ray M. Moberg	7,363,638	150,104	3,391,971
Larry C. Barenbaum	7,363,125	150,617	3,391,971

Proposal Two: A non-binding advisory vote to approve the compensation of the named executive officers of Lakes disclosed in the proxy statement. The proposal received the following votes:

Votes For	Votes Against	Abstentions	Broker Non-votes
7,449,522	57,047	7,173	3,391,971

Proposal Three: A proposal to ratify the appointment of Piercy Bowler Taylor & Kern, Certified Public Accountants, to serve as the independent registered public accounting firm of Lakes for the 2015 fiscal year. The proposal received the following votes:

Votes For	Votes Against	Abstentions	Broker Non-votes
10,815,136	31,086	59,491	-

Proposal Four: A proposal to amend and restate the Bylaws of Lakes to provide that the Minnesota Control Share Acquisition Act will not apply to, or govern in any manner, Lakes and its shareholders. The proposal received the following votes:

Votes For	Votes Against	Abstentions	Broker Non-votes
7,462,304	42,596	8,842	3,391,971

Proposal Five: A proposal to approve the Lakes Amended and Restated Rights Agreement, which is intended to help preserve Lakes’ ability to utilize existing net operating loss carryforwards. The proposal received the following votes:

Votes For	Votes Against	Abstentions	Broker Non-votes
7,419,126	92,640	1,976	3,391,971

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

LAKES ENTERTAINMENT, INC.
(Registrant)

Date: July 30, 2015	/s/ Timothy J. Cope
Name: Timothy J. Cope
Title: President and Chief Financial Officer